EXECUTION VERSION

SETTLEMENT AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 2, 2017, by and among Quantum Corporation, a Delaware corporation (the “Company”), and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (as defined below) (collectively, “VIEX”) (each of the Company and VIEX, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, each of the Company and VIEX has filed proxy materials with the Securities and Exchange Commission (“SEC”) with respect to the election of directors at the annual meeting of stockholders of the Company to be held on March 31, 2017 (the “Annual Meeting”);

WHEREAS, VIEX is deemed to beneficially own shares of the common stock of the Company, $0.01 par value (the “Common Stock”), totaling, in the aggregate, 29,531,722 shares, constituting approximately 10.9% of the Common Stock outstanding as of the date hereof; and

WHEREAS, the Company and VIEX have determined to come to an agreement with respect to the election of members of the Company’s board of directors (the “Board”) at the Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters; Board Appointments; Annual Meeting.

(a) The Company agrees, and the Board and all applicable committees of the Board have taken all necessary actions, (i) subject to paragraph (l) below, to nominate and solicit for each of Paul R. Auvil III, Gregg J. Powers, David E. Roberson and Jon W. Gacek (each, a “Company Nominee”) for election to the Board at the Annual Meeting, and (ii) subject to paragraph (e) and paragraph (i) below, to nominate and solicit for each of Clifford Press (“VIEX Nominee One”), Raghu Rau (“VIEX Nominee Two”) and John Mutch (“VIEX Nominee Three”, and together with VIEX Nominee One and VIEX Nominee Two, the “VIEX Nominees”) for election to the Board at the Annual Meeting. As of the date of this Agreement, each of VIEX Nominee Two and VIEX Nominee Three is appointed as an observer to the Board until the Annual Meeting. VIEX Nominee Two and VIEX Nominee Three will (i) receive copies of all notices and written information furnished to the full Board or any committee of the Board, reasonably in advance of each meeting to the extent practicable and in any event at the same time as members of the Board or the applicable committee, and (ii) be permitted to be present at all meetings of the full Board (whether by telephone or in person). Notwithstanding the foregoing, (A) the Company shall be entitled to withhold any information and exclude VIEX Nominee Two and VIEX Nominee Three from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege until VIEX Nominee Two and VIEX Nominee Three are elected to the Board, and (B) each of VIEX Nominee Two and VIEX Nominee Three shall execute a confidentiality and indemnification agreement in the form attached as Exhibit B hereto. The Company will use its reasonable best efforts to minimize the frequency and duration of any exclusions pursuant to part (A) of the preceding sentence.

(b) Except for the Company Nominees and the VIEX Nominees, the Company shall not nominate any person for election at the Annual Meeting nor shall it permit any other stockholder to nominate individuals for election as directors at the Annual Meeting. From the date hereof until the Annual Meeting, the Board and all applicable committees of the Board shall not increase the size of the Board to more than nine (9) directors. Effective as of the completion of the Annual Meeting, (i) the size of the Board shall be reduced to seven (7) directors, and (ii) Paul R. Auvil III shall be appointed as chairman of the Board. Immediately after the Annual Meeting, and until earlier of the date of termination of the Standstill Period and the Termination Date (each as defined below), the size of the Board shall remain at seven (7) directors.

(c) VIEX hereby withdraws the notice of stockholder nominations dated February 2, 2017. Prior to the expiration of the Standstill Period, VIEX hereby agrees not to (i) bring any nominations or business before the Annual Meeting, directly or indirectly, or (ii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates (as defined below) to do any of the items in this Section 1(c). With respect to the Annual Meeting, VIEX shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(c).

(d) The Company agrees that it will recommend, support and solicit proxies for the election of the VIEX Nominees at the Annual Meeting in the same manner as for the Company’s other nominees standing for election to the Board at the Annual Meeting, but in any event with no less effort than the Company has used to solicit for its own slate of directors in connection with its three previous annual meetings of stockholders.

(e) The Company agrees that if any VIEX Nominee or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director (other than as contemplated by paragraph (j) below) or is removed as a director prior to the Next Annual Meeting (as defined below), VIEX shall have the ability to identify a substitute person(s) who is not a director of the Company as of the date of this Agreement for approval by the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”) within three (3) business days of identification, which approval shall be withheld only upon failure by such individual of a customary background check (any such replacement nominee recommended in accordance with the terms of this Section 1(e) shall be referred to as the “Replacement Director”), subject to the fiduciary duties of the Board set forth in the third succeeding sentence of this paragraph (e). Any Replacement Director shall (i) not be an Affiliate or Associate of VIEX and (ii) qualify as “independent” pursuant to the listing standards of the New York Stock Exchange, Inc. (the “NYSE”). In the event the Governance Committee rejects a substitute person recommended by VIEX, VIEX will have the right to recommend additional substitute person(s), who meet the requirements of (i) and (ii) in the preceding sentence. The Board shall vote on the appointment of such Replacement Director to the Board no later than three (3) business days after the Governance Committee recommendation of such Replacement Director and shall not reject the Replacement Director unless required to do so in the exercise of its fiduciary duties; provided, however, that if the Board does not elect such Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(e) until a Replacement Director is elected to the Board.

(f) At the Annual Meeting and, if the Standstill Period remains in effect, the Next Annual Meeting, VIEX agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned by it in favor of the election of each of the Company’s nominees for election to the Board (ratably with respect to all nominees), provided, however, that VIEX shall only be required to vote ratably with respect to all nominees at such annual meeting to the extent that the Company also votes ratably with respect to all nominees at such annual meeting.

(g) VIEX agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(h) The Company shall (i) hold the Annual Meeting on March 31, 2017, (ii) hold the next annual meeting of stockholders of the Company (the “Next Annual Meeting”) (A) no earlier than August 1, 2017 and (B) no later than August 31, 2017, and (iii) publicly announce the date of the Next Annual Meeting no later than June 1, 2017.

(i) The right of VIEX (i) pursuant to Section 1(e) to participate in the recommendation of a Replacement Director, and (ii) pursuant to Section 1(j) to participate in the selection of New Directors (as defined below) shall automatically terminate on the date that VIEX sells or transfers beneficial ownership of shares of Common Stock such that VIEX’s aggregate beneficial ownership of Common Stock decreases to less than one (1) percent (%) of the Company’s then outstanding Common Stock (the “Termination Date”). To the extent VIEX has publicly disclosed aggregate beneficial ownership of Common Stock of less than five (5) percent (%) of the Company’s then outstanding Common Stock, VIEX shall, upon written request relating to the exercise of its rights under Sections 1(e) or 1(j), provide confirmation to the Company that VIEX’s then current beneficial ownership of Common Stock is equal to or greater than one (1) percent (%) of the Company’s then outstanding Common Stock.

(j) Promptly following the execution of this Agreement, a search committee of the Board composed of Messrs. Powers and Press (the “Search Committee”) will engage Korn/Ferry International (the “Search Firm”) to recruit three (3) new directors (each, a “New Director”) who (A) do not have, and have not had in the past three (3) years, a professional or other material relationship with the Company, VIEX or any of their respective Affiliates and their Affiliates’ respective directors, officers or managing members, (B) qualify as an “independent director” under applicable rules of the SEC and the applicable rules of the NYSE, and (C) have data storage expertise, with at least one New Director having expertise in the cloud/software space, at least one New Director who is qualified to serve as chair of the Audit Committee of the Board (the “Audit Committee”) in accordance with applicable law, and at least one New Director who is qualified to serve on the Leadership and Compensation Committee of the Board (the “LCC”) in accordance with applicable law. The Search Committee shall run the search process and interview candidates and will consult with Paul R. Auvil III with respect to each candidate for New Director. The Search Committee shall notify VIEX of the proposed New Directors approved by the Search Committee and Mr. Auvil, and VIEX will be entitled to have, together with the Search Committee, a joint or separate meeting with each proposed New Director at the Company’s headquarters or another mutually agreed location or by conference call. VIEX shall have the right to approve or reject each proposed New Director, provided that VIEX shall notify the Search Committee promptly following the meeting whether it approves or rejects the candidate for New Director and shall not unreasonably withhold its approval of any such candidate. If VIEX withholds its consent with respect to any candidate, the candidate will not be presented to the Board and the foregoing procedure shall be repeated with respect to one or more other candidates until such time as VIEX shall have so approved three (3) New Directors. Upon approval by VIEX of each candidate to serve as a New Director, all members of the Board shall be afforded the opportunity to meet with and interview such candidate. The candidates to serve as New Directors shall thereafter be presented to the Board for review and approval and appointment to the Board. Regardless of whether the Termination Date has occurred, the Search Committee shall complete the foregoing process with respect to no less than two (2) New Directors no later than sixty (60) days after the date of this Agreement, and the third (3rd) New Director no later than ninety (90) days after the date of this Agreement. As of such time as the first New Director is appointed to and seated on the Board, John Mutch shall simultaneously resign from the Board and all committees of the Board. At such time as the second New Director is appointed and seated on the Board, Jon W. Gacek, or any substitute person appointed pursuant to Section 1(l), shall simultaneously resign from the Board and all committees of the Board. At such time as the third New Director is appointed and seated on the Board, David E. Roberson, or any substitute person appointed pursuant to Section 1(l), shall simultaneously resign from the Board and all committees of the Board. In furtherance of the foregoing, concurrently with the execution of this Agreement, each of Messrs. Mutch, Roberson and Gacek (or any substitute person identified pursuant to Section 1(l) (collectively, the “Resigning Directors”) shall execute an irrevocable letter of resignation in the form set forth in Exhibit F tendering his resignation effective upon the selection and the appointment of, in the case of John Mutch, the first New Director, in the case of Jon W. Gacek, or any substitute person appointed pursuant to Section 1(l), the second New Director and, in the case of David E. Roberson, or any substitute person appointed pursuant to Section 1(l), the third New Director. The Company and the Board will under no circumstances reject, waive, delay or otherwise prevent the effect and implementation of the irrevocable resignation letter as and when intended. Prior to the execution of this Agreement, Jon W. Gacek has executed a written waiver of any claim or potential claim arising from, or that may be deemed to arise as a result of, Mr. Gacek’s resignation from the Board constituting an event described in clause 4(d)(y)(i) of the definition of “Involuntary Termination” set forth in the Quantum Corporation Amended and Restated Change of Control Agreement dated December 3, 2015 (the “CoC Agreement”). For the avoidance of doubt, the foregoing waiver does not constitute a waiver of any other claim or right of Mr. Gacek that may arise following the occurrence of the Change of Control (as defined in the CoC Agreement) that will result from the transactions contemplated by this Agreement. The Board as reconstituted in accordance with this paragraph (j) is referred to herein as the “Reconstituted Board.”

(k) Unless (i) (A) the Standstill Period has terminated and (B) VIEX is soliciting proxies with respect to the election of directors in opposition to the Company at the Next Annual Meeting or taking any action to support a solicitation of proxies with respect to the election of directors in opposition to the Company at the Next Annual Meeting or (ii) the Termination Date has occurred, the Company will recommend, support and solicit proxies for the election of the Reconstituted Board at the Next Annual Meeting.

(l) The parties agree that if, at any time prior to the appointment of the first New Director, any Company Nominee is unable or unwilling to serve as a director, resigns as a director or is removed as a director, the other Company Nominees shall be entitled to name a substitute person to replace the Company Nominee, provided, that, such substitute person must have no material conflict with the Company or its businesses and, other than in the case of the Chief Executive Officer of the Company, be “independent” pursuant to the NYSE Listing Standards, provided, further, that any such substitute person chosen pursuant to this Section 1(l) to replace Messrs. Roberson or Gacek shall execute an irrevocable letter of resignation in the form set forth in Exhibit F.

(m) The Company and VIEX agree that, from and after the Annual Meeting, the Board shall take such action as is necessary such that (i) Messrs. Press, Auvil and Powers are members of the Governance Committee, with Mr. Powers serving as its chair, (ii) Messrs. Auvil, Rau and Roberson are members of the Audit Committee, with Mr. Roberson serving as its chair, and (iii) Messrs. Roberson, Rau and Auvil are members of the LCC, with Mr. Roberson serving as its chair; provided that, with respect to such committee appointments, such VIEX Nominee is and continues to remain eligible to serve as a member of such committees pursuant to applicable law and the rules of the NYSE, if any, that are applicable to the composition of such committees. Upon the resignation of Mr. Roberson, the Board shall appoint a qualified New Director to fill the vacancies on the Audit Committee and the LCC, and (iv) no amendments shall be made to the Governance Committee charter.

(n) The Company agrees that the VIEX Nominees and the New Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for their service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or its legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.

(o) All obligations of the Company under this Section 1 that have not theretofore terminated shall terminate upon the completion of the Next Annual Meeting.

2. Standstill.

(a) VIEX agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of such Affiliates and Associates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents, in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock, other than a “group” that includes all or some of the persons or entities identified on Exhibit A, but does not include any other persons or entities not identified on Exhibit A as of the date hereof;

(iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of VIEX and otherwise in accordance with this Agreement;

(iv) seek, alone or in concert with others, representation on the Board, or take any other action with respect to the election or removal of any director of the Company or the calling of any meeting or referendum of stockholders or the taking of any action by written consent;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, or (B) make any offer or proposal (with or without conditions and whether public or private), with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its Affiliates;

(vi) commence or threaten any action or proceeding (other than any action or proceeding to enforce the terms of this Agreement) against the Company or any of its Affiliates or make any demand for access to books and records of the Company or any of its Affiliates;

(vii) make any request or submit any proposal seeking to amend or waive any of the terms of this Agreement; or

(viii) advise, encourage, support or influence, or seek to advise, encourage, support or influence, any person or entity with respect to the taking of any action or the making of any statement by any person or entity of the types enumerated in clauses (i) through (vii).

(b) For the purposes of this Agreement, “Standstill Period” shall mean the period commencing upon the execution and delivery of this Agreement and ending on the earliest of (i) the completion of the Next Annual Meeting, (ii) in the event that three (3) New Directors are not appointed to the Board, or in the event any of Messrs. Mutch, Roberson and Gacek has not resigned from the Board, within ninety (90) days from the date of this Agreement or, on the ninety-first (91st) day after the date of this Agreement, unless, with respect to the appointment of the New Directors or in the event any of Messrs. Mutch, Roberson and Gacek has not resigned from the Board, the failure to appoint such New Directors or the failure of Messrs. Mutch, Roberson and Gacek to resign from the Board is the result of VIEX unreasonably withholding its approval with respect to one or more proposed New Directors as determined by a judicial finding (which has not been reversed or overturned) by a court specified in Section 13 in which the parties to this Agreement participated, and (iii) a breach of this Agreement by the Company. The Company agrees that it will accept stockholder nominations for director and proposals of business for the Next Annual Meeting until June 30, 2017.

(c) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict VIEX from (i) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this Section 2, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 2, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over VIEX or any of its respective Affiliates or Associates in a manner that does not otherwise violate this Section 2, including responding to the questions and comments of the SEC in connection with any proxy statement, (iv) communicating with its investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations, (v) trading freely in the securities and derivatives of the Company during the Standstill Period, and/or (vi) freely participating in the process established by Section 1(j).

3. Representations and Warranties of the Company. The Company represents and warrants to VIEX that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) subject to the rights of any employee under any employment or change in control agreement with the Company, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or give any right of termination or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of VIEX. VIEX represents and warrants to the Company that (a) the authorized signatory of VIEX set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by VIEX, and is a valid and binding obligation of VIEX, enforceable against VIEX in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of VIEX as currently in effect, (d) the execution, delivery and performance of this Agreement by VIEX does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to VIEX, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or give any right of termination or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, (i) VIEX is deemed to beneficially own in the aggregate 29,531,722 shares of Common Stock, and (ii) VIEX does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (f) VIEX has not, directly or indirectly, compensated or agreed to, and will not, compensate any VIEX Nominee for his or her service as a director to the Board of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5. Expenses. Each of the Company and VIEX shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to legal expenses; provided, however, that the Company shall reimburse VIEX, within five (5) business days following the execution and delivery of this Agreement, an amount equal to $350,000, which may be used by VIEX for its out-of-pocket fees and expenses (including legal expenses) incurred in connection with the nomination of candidates for director by VIEX, the preparation of proxy materials and other communications, the negotiation and execution of this Agreement and all other activities related hereto or thereto.

6. Public Announcements. Promptly following the execution of this Agreement, the Company and VIEX shall issue a mutually agreed press release (the “Press Release”), announcing certain terms of this Agreement, in the form attached hereto as Exhibit C. During the Standstill Period, and except as may be required under applicable securities laws, neither the Company nor VIEX shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.

7. SEC Filings.

(a) Promptly following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto, in the form attached hereto as Exhibit D.

(b) Promptly following the execution of this Agreement, VIEX shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto, in the form attached hereto as Exhibit E.

8. Specific Performance. Each of VIEX, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that VIEX, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof without the necessity of posting bond or other security. This Section 8 is not the exclusive remedy for any violation of this Agreement.

9. Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, employees or directors shall have breached this Section 9, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, employees or directors shall disparage, defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), or employees.

10. Non-Employee Director Equity Arrangements. The Company hereby agrees that, promptly following the date of this Agreement, the LCC and the Board will take the actions specified on Exhibit G.

11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

12. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail to the e-mail address for a Party set forth below; and (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

(a)

If to the Company or the Board:

Quantum Corporation
224 Airport Parkway, Suite 300
San Jose, California 95110
Attention: Shawn Hall
E-mail: Shawn.Hall@quantum.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Warren S. de Wied, Esq.
E-mail: warren.dewied@friedfrank.com

(b)

If to VIEX or any member thereof:

VIEX Capital Advisors, LLC
825 Third Avenue, 33rd Floor
New York, New York 10022
Attention: Eric Singer
E-mail: singer@viexcapital.com

with a copy (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, New York, New York 10176
New York, New York 10176
Attention: Christopher P. Davis, Esq.

13. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties irrevocably agrees to expedited adjudication, by the courts specified in this Section 13, of any dispute regarding the interpretation or enforcement of this Agreement.

14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

16. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement constitutes the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than as set forth in the preceding sentence. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and VIEX, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of VIEX to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of VIEX, the prior written consent of the Company, and with respect to the Company, the prior written consent of VIEX. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons or entities.

17. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

18. Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Quantum Corporation

By:	/s/ Jon W. Gacek
Name: Jon W. Gacek
Title: President and CEO

VIEX Opportunities Fund, LP - Series One

By:	VIEX GP, LLC
General Partner

By:	/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX Opportunities Fund, LP - Series Two

By:	VIEX GP, LLC
General Partner

By:	/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX GP, LLC

By:	/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX Special Opportunities Fund III, LP

By:	VIEX Special Opportunities GP III, LLC
General Partner

By:	/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX Special Opportunities GP III, LLC

By:	/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX Capital Advisors, LLC

By:	/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

/s/ Eric Singer
Eric Singer